DATED 2023

CENGEO NEW ENERGY FZ-LLC

- and -

ATLANTIS COMMODITIES TRADING HK LIMITED

IRREVOCABLE NOVATION AGREEMENT

THIS IRREVOCABLE NOVATION AGREEMENT is made on 23rd February 2023.

BETWEEN:

(1) **CenGeo New Energy FZ-LLC,** [redacted] (the "**CenGeo**") and

(2) **Atlantis Commodities Trading HK Limited,** [redacted] (the "**Atlantis**"),

(together, the "**Parties**"),

WHEREAS:

(A) CenGeo is party to [redacted] Commercial Storage Agreements (the "**Agreements**") with Brooge Petroleum and Gas Investment Company FZE (the "**BPGIC**"), for the lease of a total storage capacity of [redacted].

(B) CenGeo has agreed to irreversibly novate the Agreements to Atlantis (as defined below).

IT IS AGREED:

1. **NOVATION**

1.1 CenGeo ceases to be a party to the Agreements and novates all its rights and obligations in the Agreements to Atlantis.

1.2 Atlantis will observe, perform and discharge all the liabilities and obligations of CenGeo under or in connection with the Agreements in place of CenGeo.

1.3 The Parties agree that the terms of the Agreements shall remain in full force and effect and Atlantis shall observe and perform all the liabilities and obligations of CenGeo under or in connection with the Agreements, including the obligation to settle the Rental and Handling Charges, the Excess Throughput Charges, the Circulation Charges, the Inter-Tank Transfer Charges, the Port of Fujairah Tariffs and the Tank Cleaning Charges as defined in the Agreements.

1.4 All references in the Agreements to CenGeo are to be read and construed as if they were references to Atlantis.

1.5 Atlantis is bound by and must fulfill, comply with and observe all the provisions of the Agreements, and shall enjoy all the rights and benefits of CenGeo under the Agreements

regardless of whether they are owed before or after the execution of this Novation Agreement.

1.6 Atlantis has agreed to pay on behalf of CenGeo all the outstanding balance in relation to the Agreements as well as all future charges, pursuant the terms of the Agreements.

1.7 BPGIC shall in no way be affected by the terms of this Novation Agreement signed between CenGeo and Atlantis and the Parties hold BPGIC harmless from and against all claims, costs, losses and liabilities caused by or resulting from the terms of this Novation Agreement.

2. **INDEMNITY**

2.1 Atlantis shall indemnify CenGeo against any losses, damages or costs CenGeo suffers or incurs under or in connection with the Agreements after the date of this Novation Agreement as a result of Atlantis' failure to perform or fulfil the Agreements obligations, except to the extent that such losses, damages or costs arise as a result of CenGeo's failure to perform or satisfy its obligations under the Agreements before the date of this Novation Agreement.

3. **TERM**

The Parties agree that this Novation Agreement shall commence on 23rd February 2023

4. **CONTINUITY OF THE AGREEMENTS**

The Parties confirm that the terms of the Agreements shall remain in full force and effect.

5. **VARIATION**

No variation, supplement, deletion or replacement of or from this Novation Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each Party.

6. **COUNTERPARTS**

This Novation Agreement may be entered into in any number of counterparts and any Party may enter into this Novation Agreement by executing any counterpart. A counterpart constitutes an original of this Novation Agreement and all executed counterparts together have the same effect as if each Party had executed the same document.

7. **GOVERNING LAW**

This Novation Agreement and any dispute, difference, controversy or claim arising out of or relating to this Novation Agreement including the negotiation, existence, validity, invalidity, enforceability, breach or termination thereof regardless of whether the same shall be regarded as contractual or not (a "**Dispute**"), shall be governed by the federal laws of the United Arab Emirates.

8. **JURISDICTION**

8.1 Any Dispute shall be referred to and finally resolved by arbitration under the DIFC-LCIA Arbitration Centre Rules (the "**Rules**").

8.2 The seat, or legal place, of arbitration shall be the Dubai International Financial Centre, Dubai, United Arab Emirates.

[redacted]

THIS NOVATION AGREEMENT has been executed and delivered on the date stated at the beginning of it.

Executed as a novation of agreemen[redacted]
by **CenGeo New Energy FZ-LLC**

[redacted]

Executed as a novation of agreement by **Atlantis Commodities Trading HK Limited**

Consented to by
Brooge Petroleum and Gas Investment Company FZE